Exhibit 99.1

For Immediate Release
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          ATMI TO SELL EPITAXIAL SERVICES TO INTERNATIONAL RECTIFIER

DANBURY, CT -- June 29, 2004 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced it entered into a definitive agreement to sell its specialty silicon epitaxial services business located in Mesa, Arizona, to International Rectifier Corporation (NYSE: IRF), a world leader in power management technology, subject to customary closing conditions and certain third party approvals.

Gene Banucci, ATMI Chief Executive Officer, said, "International Rectifier has been a major customer of ATMI's specialty epi services for years, so the Epi Services employees are very familiar with IR's needs and requirements These employees are going to reap the advantages of joining a world leader devoted to advanced power management products that require specialty epitaxial steps. International Rectifier is getting an employee base with innovative knowledge in specialty silicon and silicon germanium epitaxy, and key intellectual property." Dan Sharkey, ATMI Chief Financial Officer, said, "This cash deal is expected to close within the next several weeks and will result in a recognition of a slight gain upon the disposition of this discontinued operation."

About International Rectifier: International Rectifier (NYSE:IRF) is a world leader in power management technology. IR's analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and reduce energy waste from motors, the world's single largest consumer of electricity. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft and defense systems rely on IR's power management benchmarks to power their next generation products. For more information, go to www.irf.com.

ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2004 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity, or implementing any strategy, including resolution of the various discontinued elements of ATMI's Technologies segment; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no


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obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

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For more information contact:

Dean Hamilton
ATMI
203.207.9349 Direct
203.794.1100 x4202
dhamilton@atmi.com
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